Exhibit 99.1
Gladstone Commercial Corporation Announces Closing of Common Stock Offering

MCLEAN, VA, February 3, 2011 — Gladstone Commercial Corporation (NASDAQ:GOOD) (the “Company”) today announced that it has closed its underwritten public offering of 725,000 shares of its common stock. The Company received approximately $12.4 million in net proceeds from this offering after deducting the underwriting discount and other estimated offering expenses. Janney Montgomery Scott LLC served as the sole book-runner and lead manager for the offering. J.J.B. Hilliard, W.L. Lyons, LLC served as a co-manager.
The Company intends to use the net proceeds from this offering to repay existing indebtedness, including a portion of the outstanding balance of its new line of credit, and for general corporate purposes.
To obtain a copy of the prospectus and the final prospectus supplement for this offering, please contact: Janney Montgomery Scott LLC, 60 State Street, Boston, MA 02109, Attention: Equity Syndicate Department or prospectus@janney.com.
This communication shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.
Gladstone Commercial Corporation is a publicly-traded real estate investment trust that focuses on investing in and owning triple-net leased industrial and commercial real estate properties and selectively making long-term mortgage loans.
All statements contained in this press release, other than historical facts, may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements. Readers should not rely upon forward-looking statements because the matters they describe are subject to known and unknown risks and uncertainties that could cause the Company’s business, financial condition, liquidity, results of operations, funds from operations or prospects to differ materially from those expressed in or implied by such statements. Such risks and uncertainties are disclosed under the caption “Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as filed with the SEC on February 24, 2010, our Quarterly Reports on Form 10-Q, as filed with the SEC on May 3, 2010 and November 1, 2010 and our other filings with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance on any such forward-looking statements which speak only as of the date made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
SOURCE Gladstone Commercial Corporation
For further information contact Investor Relations at 703-287-5893.